EXHIBIT 10.5.5

Effective as of April 27, 2010, the board of directors of International Absorbents Inc. (the “Company), with Gordon Ellis declaring his interest as a holder of outstanding restricted stock unit performance awards and abstaining from voting, based on the recommendation of the compensation committee and in light of the pending arrangement under the Arrangement Agreement among the Company, IAX Acquisition Corporation and IAX Canada Acquisition Company Inc., approved an amendment to each Performance Award Agreement for Restricted Stock Units held by the Company’s executive officers, each of which was granted on September 17, 2008, to extend the determination date (as defined in each agreement) from April 30, 2010 to May 31, 2010 for purposes of calculating whether the performance targets had been achieved for fiscal year 2010 and determining the vesting percentage for the first 50% of the restricted stock units thereunder.